Wunong Net Technology Company Limited

INCORPORATED UNDER THE LAWS OF BRITISH VIRGIN ISLANDS

Certificate Number

Shares

COMMON STOCK

THIS CERTIFIES THAT

CUSIP NO.:

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK EACH OF

WUNONG NET TECHNOLOGY COMPANY LIMITED

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.



Corporate
Seal

XIAOGANG QIN
Chief Executive Officer

LIN HE
Chief Financial Officer

DATED:

Countersigned and Registered

TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

2849 Executive Drive, Suite 200, Clearwater, Fl 33762
303 - 662 - 1112